Exhibit 5.1

[Letterhead of Paul, Hastings, Janofsky & Walker LLP]

(212) 318-6000

www.paulhastings.com

January 24, 2011

FairPoint Communications, Inc.

521 East Morehead Street, Suite 500

Charlotte, North Carolina 28202

Re:	FairPoint Communications, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to FairPoint Communications, Inc., a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the registration of 3,134,603 shares of the Company’s Common Stock (the “Shares”), par value $0.01 per share (the “Common Stock”), reserved for issuance pursuant to the terms of the FairPoint Communications, Inc. 2010 Long Term Incentive Plan (the “Plan”).

As such counsel, and for purposes of our opinions set forth below, we have examined originals or copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation:

(i)                                     the Plan;

(ii)                                  the Registration Statement;

(iii)                               the Ninth Amended and Restated Certificate of Incorporation of the Company, certified as of January 24, 2011 by the Secretary of State of the State of Delaware, and the Second Amended and Restated Bylaws of the Company as presently in effect as certified by the secretary of the Company as of the date hereof;

(i)                                     Order Confirming Debtors’ Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of the Company, dated December 29, 2010, entered by the United States Bankruptcy Court for the Southern District of New York with respect to case no. 09-16335 (BRL), as administratively consolidated, which Confirmation Order was appealed by that certain Notice of Appeal filed January 14, 2011 by Verizon Communications Inc. and its affiliates, and relating to, among other things, the approval of the Plan and the reservation and issuance of the Shares.

In such examination and in rendering the opinions expressed below, we have assumed:  (i) the due authorization, execution and delivery of all documents by all the parties thereto; (ii) the genuineness of all signatures on all documents submitted to us; (iii) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents, corporate records, certificates and other instruments were authentic and complete; (v) the legal capacity of all individuals executing documents; (vi) that all documents are the valid and binding obligations of each of the parties thereto, enforceable against such parties in accordance with their respective terms and that no such documents have been amended or terminated orally or in writing except as has been disclosed to us; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct; and (viii) that all of the Shares will be issued for the consideration permitted under the Plan as currently in effect, and none of such Shares will be issued for less than $0.01 per share.  As to all questions of fact material to this opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

Based upon and in reliance on the foregoing, we are of the opinion that the Shares are duly authorized and, when issued and paid for in accordance with the provisions of the Plan, will be legally issued, fully paid and non-assessable shares of the Company.

We express no opinion with regard to the law of any jurisdiction other than the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported judicial decision interpreting such law, as in effect as of the date hereof.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.  This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the changes may affect the legal analysis or legal conclusion or other matters in this letter.

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP